EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SABRE CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Sabre Corporation, a Delaware corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Article VII, Section 1 of the Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“Section 1. Elimination of Certain Liability of Directors and Officers. To the fullest extent authorized by the DGCL, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; and (v) an officer in any action by or in the right of the Corporation. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.”

2. The foregoing amendments to the Fourth Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 24th day of April 2024.

SABRE CORPORATION

By:	/s/ Steve Milton
Name: Steve Milton
Title: Corporate Secretary